CleanSpark, Inc. and Sunshine Energy Announce Exclusive Costa Rica Partnership

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SALT LAKE CITY, August 7, 2020 -- CleanSpark, Inc. (Nasdaq: CLSK), “the Company” a diversified software and services company and Sunshine Energy Corp., (Sunshine) are pleased to announce the consummation of an exclusive partnership. The agreement allows Sunshine the exclusive right to market and sell CleanSpark’s products and services throughout the country of Costa Rica. As part of the agreement, Sunshine will license mVSO (microgrid Value Stream Optimizer) energy modeling software for exclusive use in Costa Rica. Additionally, Sunshine agrees to procure all energy controls and energy storage systems directly through the Company. CleanSpark agrees to provide designated sales and consulting support to Sunshine, as well as favorable pricing for technical support services on all relevant projects.

Sunshine Energy is one of the largest energy developers in the Country and is a subsidiary of Losko Costa Rica. Sunshine’s goal is to provide new energy innovation through technology, as a result they are actively pursuing new microgrid development throughout the region. Norfund, the Norwegian Fund for Developing Countries and Sunshine have a strategic alliance that will facilitate the financing of energy projects. Costa Rica has one of the cleanest electric matrixes in the world. In 2018, the country managed to produce 98.6% of its energy from renewable sources.

Eduardo Kopper, CEO of Sunshine Energy said about the partnership, “We are excited to have CleanSpark as a partner to support and enhance Sunshine’s vision for delivering energy solutions to the people of Costa Rica by providing predictable resiliency through microgrids. After completing extensive due diligence on microgrid control providers, we found CleanSpark’s solutions far superior to their competitors. The platform’s flexibility allows us to pursue a best-in-class approach as technology changes or improves over time which will bring the greatest value to our customers.”

Zach Bradford, CEO of CleanSpark added, “To have a company like Sunshine choose us as their exclusive microgrid partner is a significant win for CleanSpark and further validation of our superior platform capability. Because a large number of S&P 500 companies have operations in Costa Rica, we recognize the unique opportunity presented by this exclusive partnership. Our work with Sunshine thus far has shown them to be a leader in the solar and energy markets in Costa Rica. Strong partnerships are paramount to our continued success, especially as part of our international expansion strategy. Supporting Sunshine’s existing $20 million (USD) microgrid sales pipeline will be a priority for our team.”

Parties interested in learning more about CleanSpark’s services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at https://www.cleanspark.com.

Investors are encouraged to contact the Company at ir@cleanspark.com, or visiting the Company’s website at https://ir.cleanspark.com/ where recent presentations and case studies are available to view.

About CleanSpark:

CleanSpark is a software and services company which offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative strategy and design services.  The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

About Sunshine

Sunshine Energy is a subsidiary company of Losko Costa Rica, a company dedicated to hydroelectric generation since 1994. A collaborative force ready to lead the energy revolution in Costa Rica. Sunshine is committed to solar energy in Costa Rica whose mission is to promote energy innovation through new technologies, a positive environmental and economic transformation that impacts the social development of the region.

Sunshine seeks to transform the world around us with a commitment to clean energy and solar energy in Costa Rica and the region. For more information on Sunshine Energy visit, https://sunshine.tech

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of the product for a particular application or market, the expectations of future growth may not be realized, timing of deliveries of orders under contract, the successful deployment of the partnership with Sunshine, demand for our software products, the effect of COVID-19 on the economy and markets, generally, and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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